June 24, 1997


Mr. John Costello
Assistant Treasurer
Fidelity Devonshire Trust (the trust)
Fidelity Mid-Cap Stock Fund (the fund)
82 Devonshire Street
Boston, MA 02109

Dear Mr. Costello:

Fidelity Devonshire Trust (the "Trust") was organized as a Massachusetts corporation on December 16, 1965 under the name Everest Income Fund, Inc. Its name was changed to Everest Fund Inc. pursuant to Articles of Amendment filed on February 27, 1969. The name of the corporation was changed to Fidelity Equity-
Income Fund, Inc. pursuant to Articles of Amendment filed on July 25, 1975. On May 31, 1985, Fidelity Equity-Income Fund, Inc.
was reorganized as a Massachusetts business trust created under a written Declaration of Trust under the name Fidelity Equity-Income Fund, executed and delivered in Boston, Massachusetts on March
4, 1985. On March 24, 1987, a Supplement to Declaration of Trust was filed with the Secretary of the Commonwealth. On January 16, 1987, the Trust's name was changed to Fidelity Devonshire Trust by a Supplement to Declaration of Trust filed with the Secretary of the Commonwealth. On December 15, 1989, a Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth. On April 14, 1994 an Amended and Restated Declaration of Trust, dated and executed March 17, 1994, was filed with the Secretary of the Commonwealth.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full Power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to
invest, valued as provided in Article X, Section 3.   After the date
of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.

By a vote adopted on May 24, 1985, the Board of Trustees authorized the issue and sale, from time to time of an unlimited number of shares of beneficial interest of the Trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 110,508,377 shares of the Trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended April 30, 1997.

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statements of Additional Information under the heading "Shareholder and Trustee Liability".
In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Sincerely,


/s/Arthur S. Loring
Arthur S. Loring
Vice President - Legal